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                                                                   EXHIBIT 99.03

                FAIRCHILD SEMICONDUCTOR'S CORPORATE ETHICS POLICY

We will conduct our business in accordance with all applicable laws and regulations. Compliance with the law does not comprise our entire ethical responsibility. Rather it is a minimum, absolutely essential condition for the performance of our duties. We are committed to serving our customers, clients, fellow employees, stockholders and surrounding communities with the highest degree of ethical and professional conduct. The principles and policies that guide our business practices are summarized in this document. Some of these policies and guidelines are general in nature, and in some instances are covered in more detail by specific policies and guidelines issued by Human Resources, Finance, Purchasing and other departments. We expect our employees to take appropriate steps to deal only with agents, consultants, contractors, representatives and suppliers who follow these guidelines as well as all other applicable Fairchild policies.

Unless otherwise noted, the policies in this document apply across Fairchild Semiconductor, in all businesses, countries and regions. This document is not intended to be exhaustive. Compliance with all applicable governmental laws, rules and regulations is essential and the bare minimum required by Fairchild. If a local law conflicts with a policy in this document, you must comply with the law; however, if a local custom or practice conflicts with a policy in this document, you must comply with the Fairchild policy. Please feel free to contact the office of the General Counsel if any questions arise. Employees with knowledge of any violation of these guidelines should call the General Counsel's office immediately at (207) 775-8100. Such calls will be treated in strict confidence. You may also call the independent vendor retained by the company for the purpose of handling complaints relating to ethics and other compliance issues, at the toll-free telephone number made available for that vendor by the company. Calls to the independent vendor are handled anonymously and confidentially, at your option and upon your request.

PROMOTE A POSITIVE WORK ENVIRONMENT

All employees want and deserve a work place where they will feel respected, satisfied, and appreciated. To achieve this, harassment or discrimination of any kind is absolutely unacceptable. Fairchild wants to achieve excellence in the work place by providing an environment that supports the honesty, integrity, respect, trust, responsibility, and citizenship of every employee. While everyone who works for Fairchild must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a context for work that will bring out the best in all of us. In addition, see Human Resources Policy No. 501.

STRICTLY ADHERE TO ALL ANTITRUST LAWS

Antitrust is a general term for strict federal and state laws that protect the free enterprise system. Antitrust laws prohibit different types of agreements among companies to restrain free trade, efforts by companies to monopolize the marketplace, to fix and control prices, to boycott certain customers or suppliers, and other types of anti-competitive

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conduct. These laws are strictly enforced and their violation may result in severe penalties such as forced sales of parts of businesses and significant fines imposed on the company. Employees may also face substantial fines in addition to prison sentences. Please refer to Fairchild's Antitrust Compliance Policy for additional information on Fairchild's antitrust policy.

FOREIGN CORRUPT PRACTICES ACT

Many countries have laws or rules prohibiting gifts to people who are employed by the government of that country. In addition, a U.S. law, the Foreign Corrupt Practices Act, prohibits Fairchild, or anyone acting on behalf of Fairchild, from making a payment or giving anything of value to a foreign official or political party for purpose of obtaining or retaining business. This provision also applies to payments or offers of anything of value to intermediaries, sales representatives or agents if the employee knows, or has reason to know, that the payment or offer will be used for a prohibited payment, gift or favor. All Fairchild employees worldwide must adhere to these restrictions.

This Act also requires that Fairchild maintain a system of internal accounting controls and keep accurate records of transactions and assets.

The following activities are prohibited:

      -     Maintaining secret or unrecorded funds or assets,

      -     Falsifying records and

      - Providing misleading or incomplete financial information to an auditor.

All employees who have any management, accounting, operational or sales responsibilities for activities outside of the United States must be aware of the Foreign Corrupt Practices Act (FCPA), and its impact upon operations, and the 1976 Securities and Exchange Commission and Federal Trade Commission consent decrees resulting from past issues. These decrees require the company to provide stockholders with both reasonable assurances that the business is adequately controlled and reliable financial information on a timely basis.

YOUR RESPONSIBILITIES

      - COMPLY with the laws of all countries in which the company does business.

      - DO NOT make any corrupt payment, regardless of amount, to foreign government officials or representatives directly or through an intermediary.

      -     DO NOT use company funds for any unlawful or improper purpose.

      -     DISCLOSE and record any use of company funds.

      -     DO NOT falsify, inflate or disguise any accounting record.

      - REPORT any violations of Fairchild financial and accounting policies to the Office of the General Counsel.

MAINTAIN ACCURATE AND COMPLETE BOOKS

Every employee has a duty to maintain accurate and complete records. No false, misleading or artificial entries may be made on Fairchild's books and records and no documents should be signed without the proper authority. No funds or assets may be used

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or maintained by the company for any illegal or improper purpose. All transactions must be fully and completely documented and recorded in the company's accounting records. All labor, travel, material and other expenses should be recorded truthfully.

PAYMENTS TO EMPLOYEES; GIFTS

Employees may not solicit or accept gifts, payments, entertainment or gratuities from suppliers, competitors, customers, vendors or any other entity that the company does business with unless (1) the gift is of nominal or token value and
(2) the gift or payment cannot be construed as a bribe, payoff or improper inducement. Employees must NEVER accept gifts in cash or cash equivalents. Any employee who has evidence of the acceptance of a payment or gift by a supplier to an employee of Fairchild must immediately contact the Office of the General Counsel. In addition, see the Purchasing Policy entitled "Guidelines for Dealing with Suppliers."

MARKETING

Fairchild is committed to the truthful advertising of all its products. Due to the importance Fairchild places on its relationships with its customers, Fairchild will always provide honest cost estimates that are as accurate as Fairchild can make them.

Fairchild wishes the quality of its products to speak for themselves and will not permit the disparagement of other companies or products. Fairchild strictly prohibits the payment of bribes or gratuities in the marketing of its products. Employees are strongly cautioned against providing gifts or entertainment, which are beyond what is reasonable for the industry. If an employee is unsure as to how to proceed, the legal department should be contacted.

PURCHASING

Fairchild will only make purchases based on attractive (1) price; (2) service;
(3) quality; and (4) delivery proficiency. All purchasing commitments of any form, including verbal or written orders, letters of intent or contracts must occur through Fairchild's purchasing department and written agreements or contracts are required for all purchases. After-the-fact purchase requisitions are considered a violation of this policy. Those departments or individuals contemplating the purchase of goods or services should involve their site purchasing department early in the sourcing process to facilitate the supplier selection and qualification process and to conduct negotiations for the specific purchase. The only exception to the above are small purchases specifically allowed under Fairchild's Purchasing Card Program (see applicable Purchasing Policies for more details). The acceptance of payments in return for a purchase order is grounds for immediate discharge or other disciplinary action. If the employee is unsure as to how to proceed, the Office of General Counsel should be contacted. In addition, see the Purchasing Policy entitled "Guidelines for Dealing with Suppliers."

POLITICAL CONTRIBUTIONS

Fairchild will not contribute, directly or indirectly, to any candidate for political office, political parties or other political organizations. Employees may not be given paid leave for political activity, although unpaid leave is possible. Fairchild does encourage its

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employees to participate in the political process through voting or through individual contributions of time or money.

INTERNATIONAL BOYCOTTS

Fairchild complies with U.S. antiboycott legislation. This applies to Fairchild everywhere we do business, in all parts of the world. U.S. antiboycott law is designed to prevent Fairchild from taking any action in support of a boycott imposed by one country against a country that is friendly to the United States.

Under U.S. antiboycott legislation, Fairchild is required to report the receipt of any request to participate in an international boycott. Requests are often found in letters of credit, shipping instructions, certificates of origin and other contract-related documents. Complying with these requests is prohibited by law and must be reported to the U.S. government. Failure to report receipt of their requests is also illegal.

CONFLICTS OF INTEREST

Employees are expected to devote their best efforts to the interests of Fairchild and the conduct of its affairs. Fairchild recognizes the right of employees to engage in activities outside of their employment, which are of a private nature and unrelated to our business. However, employees shall not engage in any activity related to Fairchild where the employee, as opposed to Fairchild itself, is the primary beneficiary. Describing all such scenarios is impossible so a policy of full and complete disclosure will be followed to assess and prevent potential conflicts of interest from arising. However, some situations that could cause a conflict of interest include: doing business with a family member, having a financial interest in a company that is competitive with Fairchild, taking a second job, managing your own business or serving as a director of another business. Report any actual or potential conflict of interest to your supervisor, Human Resources Manager or the Office of the General Counsel. See Human Resources Policy 502 for a more detailed description of the Conflicts of Interest Policy.

EXPORT CONTROL LAWS AND REGULATIONS

It is Fairchild's policy to comply with the export control laws and regulations of all countries in which Fairchild does business. Compliance with these laws and regulations may result in some loss of business opportunities. Failure to comply may result in heavy fines and penalties and loss of exporting privileges.

In the high-technology industry, distribution licenses are needed to export certain products and technical data from the U.S. to other countries. In some cases, a facsimile of technical data, or carrying a laptop computer on an international flight, may be considered an export. Revealing information to company employees who are citizens of listed countries is also considered an export. In addition, see applicable Purchasing and Worldwide Export Compliance Policies.

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IMPORT CONTROL LAWS AND REGULATIONS

Fairchild must comply with all import control laws of all countries in which Fairchild does business. By doing this, Fairchild can ensure that its imports are not subject to delay or penalties and, in addition, can take advantage of applicable programs to reduce duties.

FAIR EMPLOYMENT PRACTICES

Fairchild does not discriminate and will not allow its employees to discriminate on the basis of sex, race, religion, national origin, age, disability or veteran status.

See Human Resources Policy No. 504 for a more detailed description of Fairchild's Fair Employment Practices.

UNAUTHORIZED USE OF FAIRCHILD PROPERTY AND RESOURCES

Protection of the company's assets is essential to the company's success. For this reason, all employees are individually responsible for protecting company assets.

- Misuse, misappropriation or theft of company property is absolutely prohibited. This includes any company funds or company assets, such as software, telephones, computers, copy machines, facsimile machines, supplies, and any other property owned by the company

- Use of company property must be limited to company-related work. Occasional, reasonable personal use is permitted. Reasonable use depends upon the circumstances and is subject to review by management.

- E-Mail. The company's E-Mail system should be used by employees for business purposes. Employees should see HR policy 601 for further information.

            - NOTE: Employees should not expect that any message put into the E-Mail system is a private communication. Furthermore, any use of the E-Mail system to exchange messages of a derogatory, discriminatory, harassing, threatening or otherwise improper manner is absolutely prohibited.

TRADE SECRETS POLICY

Another Fairchild asset that must be diligently protected is Fairchild's proprietary information - otherwise known as trade secrets. Almost any notion that qualifies as a "good idea" which is not widely known in the industry - i.e. an idea that which gives Fairchild a competitive advantage - can qualify as a trade secret. Some examples of a trade secret are new product developments, customer lists, material costs, profit margins, present and future pricing policies, equipment types and utilization rates, merger and acquisition plans, processes and methods of manufacture, machinery design and specifications, and tolerance data. Any information which confers on Fairchild a competitive advantage, which is unknown to Fairchild's competitors and which Fairchild reasonably tries to keep secret, constitutes a trade secret. Unlike a patent (which must be fully disclosed to be granted), a trade secret receives protection only if Fairchild makes reasonable efforts to guard its secrecy. Thus, all employees should be vigilant in protecting Fairchild's trade secrets by utilizing Non-Disclosure Agreements (NDAs) prior to sharing trade secrets with individuals outside the company, and clearly labeling confidential information as such and physically protecting any confidential information.

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For a more complete discussion of Fairchild's Trade Secrets Policy, see
Intellectual Property, Trade Secrets Policy, on the company's internal web site.

REPORT MISCONDUCT

Employees are required to report instances of conduct that may constitute a violation of law or any corporate policy. This report may be made to your supervisor, Human Resources Manager or the Legal Department (contact the Office of General Counsel by calling 207-775-8100 or send an email to corporate.legal@fairchildsemi.com). You may also call the independent vendor retained by the company for the purpose of handling complaints relating to ethics and other compliance issues, at the toll-free telephone number made available for that vendor by the company. Calls to the independent vendor are handled anonymously and confidentially, at your option and upon your request. Fairchild will not tolerate any retaliatory action in response to an employee's coming forward. Any retaliatory action should immediately be reported to your Human Resources Manager, the Legal Department or the independent vendor described above. All reports will be taken seriously. A prompt investigation will be undertaken and, if warranted, disciplinary action up to and including termination, will be taken.

POLICY VIOLATION

Fairchild will vigorously enforce its corporate policies. All Fairchild employees, agents, consultants, representatives, suppliers, distributors and independent contractors must understand and comply with Fairchild's Corporate Ethics Policy. A violation of the policy will not be tolerated and will result in disciplinary action, up to and including termination for employees and other appropriate consequences for non-employees. In addition, knowledge of a violation, and failure to report such a violation to the proper company officials, may subject an employee to disciplinary action.